Exhibit 99

American Physicians Capital, Inc. Reports Second Quarter 2010 Results

EAST LANSING, Mich.--(BUSINESS WIRE)--July 29, 2010--American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $9.4 million or $.98 per diluted common share for the second quarter of 2010. This compares to net income of $11.0 million, or $.97 per diluted common share for the second quarter of 2009. Year-to-date, the Company has generated net income of $18.4 million or $1.88 per diluted common share in 2010, compared to $21.1 million or $1.82 per diluted common share in the first six months of 2009. At June 30, 2010, APCapital’s book value per share was $25.20 based on 9,339,087 shares outstanding.

As announced on July 8, 2010, APCapital has entered into a definitive merger agreement with The Doctors Company, the largest national insurer of physician and surgeon medical liability, pursuant to which The Doctors Company will acquire APCapital for $41.50 per share in cash. The transaction is expected to close in the fourth quarter of 2010 and is subject to customary closing conditions.

Consolidated Income Statement
(Dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Direct Premiums Written	$24,001	$24,245	$51,297	$54,367

Net Premiums Written	$25,095	$23,389	$51,130	$52,109

Net Premiums Earned	$29,388	$28,382	$56,083	$57,688
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	22,928	23,200	44,841	47,036
Prior Year Losses	(8,276)	(10,087)	(16,397)	(18,311)
Total	14,652	13,113	28,444	28,725

Underwriting Expenses	7,042	7,319	13,669	14,451
Underwriting Income	7,694	7,950	13,970	14,512
Investment Income	6,298	8,028	12,664	16,218
Other Income (1)	282	212	857	435
Other Expenses	(1,704)	(846)	(2,542)	(1,818)
Pre-tax Income	12,570	15,344	24,949	29,347
Federal Income Taxes	3,138	4,354	6,566	8,270
Net Income	$9,432	$10,990	$18,383	$21,077

Loss Ratio:
Current Accident Year	78.0%	81.7%	80.0%	81.5%
Prior Year Development	-28.1%	-35.5%	-29.3%	-31.7%
Calendar Year	49.9%	46.2%	50.7%	49.8%

Underwriting Expense Ratio	24.0%	25.8%	24.4%	25.1%

Combined Ratio	73.9%	72.0%	75.1%	74.9%

(1) Includes realized gains and losses

Direct premiums written were $24.0 million in the second quarter of 2010, down $244,000 or 1.0% from the same period a year ago. Year-to-date, direct premiums written are down $3.1 million or 5.6%. The rate of decline in direct premiums written slowed in the second quarter of 2010 due to an increase in new business written in Illinois. However, direct premiums have continued to decrease due to rate reductions based on lower claims frequency trends and competitive pressures. We insured 8,631 physicians at June 30, 2010, down from 8,821 insureds at year end 2009.

Net premiums earned in the second quarter of 2010 were up $1.0 million or 3.5% from the second quarter of 2009, but were down $1.6 million or 2.8% year-to-date. In the second quarter of 2010 we recognized $2.0 million of reduced ceded premiums due to the favorable development of loss reserves associated with our swing-rated reinsurance treaties on prior years.

The 2010 second quarter loss ratio was 49.9% with $8.3 million of positive development from prior accident years. For the six months ended June 30, 2010, the loss ratio was 50.7% with $16.4 million of positive prior year development. On an accident year basis, the loss ratio for the first half of 2010 was 80.0%, down from the 81.5% reported in the first half of 2009. This decrease in accident year loss ratio reflects the recent trend of favorable reserve development and the impact of the swing rated reinsurance treaty premium adjustment.

Claim frequency continued to be at historically low levels, but has leveled-off. The number of claims reported in the second quarter of 2010 was 270, up from 254 reported in the second quarter of 2009 but down from the 296 reported in the first quarter of 2010. Our open claim count is 1,416 at June 30, 2010. Our average net case reserve increased to $185,100 at June 30, 2010 from $183,100 at December 31, 2009.

The underwriting expense ratio decreased in the second quarter of 2010 to 24.0% from 25.8% in the second quarter of 2009. Year-to-date the underwriting expense ratio is down to 24.4% from 25.1% a year ago. This decrease in the underwriting expense ratio is primarily the result of our continued cost cutting efforts and the swing-rated premium adjustment. Other expenses were up $858,000 in the second quarter of 2010 and $724,000 year-to-date as a result of costs associated with our recently announced merger agreement with The Doctors Company.

Investments

Investment income was $6.3 million in the second quarter of 2010, down from $8.0 million for the same period in 2009. The overall investment yield decreased to 3.25% in the second quarter 2010 from 3.97% in the second quarter of 2009. Year-to-date our investment yield was 3.24% through June 2010 compared to 3.97% through June 30, 2009. These decreases were primarily attributable to our increased position in tax-exempt securities, and the decline in short-term interest rates.

Balance Sheet and Equity Information

APCapital’s total assets were $930.2 million at June 30, 2010, down $14.4 million from December 31, 2009. At June 30, 2010 the Company’s total shareholders’ equity was $235.3 million, down $1.7 million from December 31, 2009. Our net income of $18.4 million through the second quarter of 2010 was more than offset by the Company utilizing $19.6 million of equity to repurchase its common shares and $1.7 million to pay shareholder dividends.

Capital Management

In the second quarter of 2010, APCapital repurchased 261,300 shares at an average cost of $31.72 per share. Year-to-date through June 30, 2010, we repurchased 647,100 shares at an average cost of $30.32 per share. As previously announced, we have discontinued our cash dividend and share repurchase program as a result of our pending acquisition by The Doctors Company.

Stock Split

All share and per share numbers disclosed in this press release have been adjusted to reflect the July 2009 four-for-three stock split.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we discuss future operating results, plans, objectives, expectations and intentions, or use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:

  increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
  our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
  market liquidity and volatility associated with the current financial crisis makes the fair values of our investments more difficult to estimate and may have other unforeseen consequences that we are currently unable to predict;
  an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
  if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
  our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
  a downgrade in the A.M. Best Company financial strength rating of our primary insurance subsidiary could reduce the amount of business we are able to write;
  changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
  the unpredictability of court decisions could have a material adverse financial impact on our operations;
  our business could be adversely affected by the loss of one or more of our key employees;
  the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business, our ability to obtain future premium rate increases, the type and amount of our investments, the levels of capital and surplus deemed adequate to protect policyholder interests, or the ability of our insurance subsidiaries to pay dividends to the holding company;

  our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future cash dividends and share repurchases;
  legislative or judicial changes in the tort system may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
  applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders or that might result in a substantial profit to our shareholders;
  the possibility that the closing of the transaction with The Doctors Company does not occur or is delayed, either due to the failure of closing conditions, including approval of APCapital’s shareholders, the failure to obtain required regulatory approvals or other reasons; and
  any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Definition of Non-GAAP Financial Measures

APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, APCapital’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of APCapital’s underlying insurance operations.

In addition to APCapital’s reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data	June 30,	December 31,
	2010	2009
	(In thousands, except per share data)
Assets:
Available-for-sale - bonds	$263,083	$205,073
Held-to-maturity - bonds	328,728	368,851
Other invested assets	57,193	53,303
Cash and cash equivalents	140,651	172,162
Cash and investments	789,655	799,389

Premiums receivable	26,556	29,662
Reinsurance recoverable	63,754	63,283
Deferred federal income taxes	16,233	17,328
Other assets	33,962	34,852
Total assets	$930,160	$944,514

Liabilities and Shareholders' Equity:
Unpaid losses and loss adjustment expenses	$596,077	$608,807
Unearned premiums	45,677	50,670
Long-term debt	25,928	25,928
Other liabilities	27,148	22,069
Total liabilities	694,830	707,474

Retained earnings	223,992	226,952
Accumulated other comprehensive income:
Net unrealized gains on investments,
net of deferred federal income taxes	11,338	10,088
Shareholders' equity	235,330	237,040

Total liabilities and shareholders' equity	$930,160	$944,514

Shares outstanding	9,339	9,986

Book value per share	$25.20	$23.74

Summary Financial Information
American Physicians Capital, Inc.

Income Statement
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
Direct premiums written	$24,001	$24,245	$51,297	$54,367

Net premiums written	$25,095	$23,389	$51,130	$52,109

Net premiums earned	$29,388	$28,382	$56,083	$57,688
Investment income	6,298	8,028	12,664	16,218
Net realized gains	-	-	326	-
Other income	282	212	531	435
Total revenues	35,968	36,622	69,604	74,341

Losses and loss adjustment expenses	14,652	13,113	28,444	28,725
Underwriting expenses	7,042	7,319	13,669	14,451
Other expenses	1,704	846	2,542	1,818
Total expenses	23,398	21,278	44,655	44,994

Income before income taxes	12,570	15,344	24,949	29,347
Federal income tax expense	3,138	4,354	6,566	8,270
Net income	$9,432	$10,990	$18,383	$21,077

Adjustments to reconcile net income to operating income:
Net income	$9,432	$10,990	$18,383	$21,077
Addback:
Net realized gains, net of tax	-	-	(212)	-
Net operating income	$9,432	$10,990	$18,171	$21,077

Ratios:

Loss ratio (1)	49.9%	46.2%	50.7%	49.8%
Underwriting ratio (2)	24.0%	25.8%	24.4%	25.1%
Combined ratio (3)	73.9%	72.0%	75.1%	74.9%

Earnings per share data:

Net income
Basic	$1.00	$0.99	$1.91	$1.85
Diluted	$0.98	$0.97	$1.88	$1.82

Net operating income
Basic	$1.00	$0.99	$1.89	$1.85
Diluted	$0.98	$0.97	$1.86	$1.82

Basic weighted average shares outstanding	9,476	11,108	9,633	11,380
Diluted weighted average shares outstanding	9,616	11,275	9,770	11,564

(1)The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information
	Six Months Ended
	June 30,
	2010	2009
	(In thousands)

Net cash from operating activities	$2,711	$17,247

Net cash (for) from investing activities	$(12,774)	$54,908

Net cash for financing activities	$(21,448)	$(34,713)

Net (decrease) increase in cash and cash equivalents	$(31,511)	$37,442

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported	Net Premium
Three Months Ended	Claim Count	Earned
		(In thousands)
June 30, 2010	270	$29,390
March 31, 2010	296	26,695
December 31, 2009	184	29,400
September 30, 2009	237	28,261
June 30, 2009	254	28,383
March 31, 2009	244	29,302
December 31, 2008	182	30,704
September 30, 2008	233	30,494
June 30, 2008	261	31,420
March 31, 2008	232	31,657
December 31, 2007	245	33,471
September 30, 2007	191	35,517
June 30, 2007	269	34,896

			Average Net
		Average Net	Paid Claim
	Open	Case Reserve	(Trailing Four
Three Months Ended	Claim Count	Per Open Claim	Quarter Average)

June 30, 2010	1,416	$185,100	$98,800
March 31, 2010	1,372	184,500	91,700
December 31, 2009	1,290	183,100	86,200
September 30, 2009	1,359	173,800	83,400
June 30, 2009	1,349	178,500	76,200
March 31, 2009	1,429	179,000	74,500
December 31, 2008 (1)	1,418	166,500	72,500
September 30, 2008	1,540	153,100	69,200
June 30, 2008	1,639	150,000	65,700
March 31, 2008	1,672	148,600	63,100
December 31, 2007	1,741	144,800	67,500
September 30, 2007	1,913	144,200	70,400
June 30, 2007	2,124	136,200	69,600

	Retention Ratio
	Six Months Ended	Year Ended	Six Months Ended
	June 30, 2010	December 31, 2009	June 30, 2009
Michigan	87%	89%	89%
Illinois	90%	90%	89%
Ohio	85%	87%	86%
New Mexico	90%	89%	88%
Total (all states)	88%	88%	88%

(1) Excludes the effect of approximately $16.6 million of negative paid losses resulting from the commutation of the Company's 2005 medical professional liability reinsurance treaty.

CONTACT:
American Physicians Capital, Inc.
Ann Storberg, Investor Relations
(517) 324-6629